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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
                                October 29, 2003
                             THIRD QUARTER EARNINGS

         MIDDLESBORO, Kentucky -- David B. Cook, President and Chief Executive Officer of HFB Financial Corporation (NASDAQ: HFBA) announced today, earnings of $565,000 for the quarter ended September 30, 2003, as compared to earnings of $617,000 for the previous quarter ended June 30, 2003. Basic and diluted earnings per share were $0.45 per share as compared to basic earnings and diluted earnings per share of $0.49 for the previous quarter ended June 30, 2003. Mr. Cook attributed the decline in earnings primarily to pressure on the Company's net interest margin. As of September 30, 2003, HFB Financial had 1,301,101 shares of common stock outstanding.

HFB Financial Corporation is the holding company for Home Federal Bank Corporation, a state chartered commercial bank with assets totaling $256.7 million at September 30, 2003. Home Federal which was founded in 1920, has full service offices in the communities of Middlesboro Kentucky, Harlan Kentucky, New Tazewell Tennessee and Jacksboro Tennessee.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of HFB Financial Corporation may be considered to be "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as "expect," "estimate," "project," "anticipate," "should," "intend," "probability," "risk," "target," "objective," and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the company's actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Kentucky or the State of Tennessee, legislation or regulatory changes which adversely affect the businesses in which the company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the company's ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.


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